Exhibit 99.1

Gaia Sells Portion of its Headquarters and Reduces Debt by $13 Million

BOULDER, CO, September 9, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, closed on the sale of the portion of its corporate headquarters that it was not occupying to a strategic real estate investor today. Gaia will still retain full ownership of its studio and production facilities.

Highlights of the completed transaction:

▪	Sold 50% of its office space for $13 million, utilizing the proceeds to reduce debt from $17 million to $4 million.
▪	Recognized a book gain of approximately $6 million, net operating losses to offset tax impact.
▪	Impact to future periods operating expenses will be neutral.

Gaia also provided an update on its progress toward its goals for the third quarter, including:

•	On track for 30,000 net member additions.
•	Positive earnings and cash flows in July and August; on track for September even excluding the gain from the sale of real estate.

“The completion of this transaction allows us to realize the appreciated equity value in our building while retaining strategic control of our production facilities and headquarters,” said Paul Tarell, Gaia’s CFO. “We have continued building on the momentum of the past six months and are on track to report positive earnings and cash flows for the third quarter as planned.”

Gaia plans to report its third quarter 2020 earnings results on November 9th.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

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